Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2026, is entered into between Primo Brands Corporation, a Delaware corporation (the “Company”), and Triton Water Equity Holdings, LP, a Delaware limited partnership (the “Seller”).

RECITALS

WHEREAS, the Seller is the beneficial owner of an aggregate of 97,617,077 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Seller intends to sell in an underwritten public offering (the “Public Offering”) a portion of its shares of Common Stock;

WHEREAS, the Seller intends to sell to the Company, and the Company intends to purchase from the Seller, in a private, non-underwritten transaction, a number of shares of Common Stock having an aggregate value not to exceed the then-remaining amount available under the Company’s Share Repurchase Program (such final amount to be determined by the Repurchase Committee (as defined below) or an officer authorized by the Repurchase Committee) (the “Seller’s Shares”) at the price and upon the terms and conditions provided in this Agreement, if the Seller sells shares in the Public Offering;

WHEREAS, the board of directors of the Company (the “Board”) established a repurchase committee (the “Repurchase Committee”) on November 9, 2025 to review, consider and, if deemed advisable by the repurchase Committee in its sole discretion, approve, any repurchases of Common Stock under the Company’s Share Repurchase Program involving an “interested director” under Section 144 of the General Corporation Law of the State of Delaware, and the Repurchase Committee approved by way of unanimous written consent on August 5, 2026 the repurchase of the Seller’s Shares by the Company;

WHEREAS, the Company intends to use cash on hand to complete the Transaction (as defined below); and

WHEREAS, the Company and the Seller agree that the Transaction is undertaken together with the Public Offering as part of an integrated plan to reduce the Seller’s interest in the Company, and the consummation of the Transaction is contingent upon the consummation of the Public Offering.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Contract” means any written or legally binding oral contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license, sublicense, purchase order or joint venture or any other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound, in each case as amended, restated, extended, supplemented, waived or otherwise modified in writing to date.

“FINRA” means Financial Industry Regulatory Authority.

“Governmental Body” means any foreign, federal, state, commonwealth, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Law” means any law, statute, treaty, common law, code, ordinance, rule, regulation, or other requirement (including any policy or interpretation having the force of law) enacted, promulgated, or imposed by any Governmental Body.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof) and shall include, for the avoidance of doubt, any party.

“Proceeding” means any claim, action, demand, suit, proceeding, binding mediation or arbitration, demand, charge, subpoena, complaint or indictment, including before any Governmental Body or authorized arbitrator.

Section 1.2 Additional Definitions.

Agreement	Preamble
Board	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Common Stock	Recitals
Company	Preamble
Order	Section 5.1(a)Per Share Purchase
Price	Section 2.1
Public Offering	Recitals
Repurchase Committee	Recitals
Seller	Preamble
Seller’s Shares	Recitals
Transaction	Section 2.1
Underwritten Shares	Recitals

Section 1.3 Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 1.4 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell, and the Company shall repurchase with cash, at the price per share at which the shares of Common Stock are sold in the Public Offering, less any underwriting discounts and commissions (the “Per Share Purchase Price”), all of the Seller’s Shares (the “Transaction”). No fractional shares of Common Stock shall result from the Transaction. In lieu of any fractional shares to which the Company would otherwise be entitled, the number of shares of Common Stock to be bought upon the Transaction shall be rounded down to the nearest whole share. The obligations of the Seller to sell and the Company to purchase the Seller’s Shares shall be conditioned upon each of: (1) the execution of an underwriting agreement by and among the Company, the Seller and the underwriter(s) named therein related to the Public Offering (the “Underwriting Agreement”) and (ii) the closing of the Public Offering immediately prior to the Transaction pursuant to the Underwriting Agreement.

Section 2.2 The Closing. Unless otherwise mutually agreed in writing between the Company and the Seller, the closing of the Transaction (the “Closing”) shall take place electronically at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, D.C. 20004, immediately after the closing of the Public Offering, or at such other place or through such other means as the parties may agree in writing, subject to satisfaction of the conditions in Article V hereof (the “Closing Date”).

Section 2.3 Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Seller the Per Share Purchase Price for all of the Seller’s Shares in immediately available funds by wire transfer to one or more bank accounts designated by the Seller.

Section 2.4 Deliveries by the Sellers. At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Company all of Seller’s Shares. At the Closing, the Seller shall deliver to the Company a valid U.S. Internal Revenue Service Form W-9 or W-8, as applicable including all relevant attachments (or any such successor form or other applicable form or statement specified by the Treasury Department regulations in lieu thereof).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Company:

(a) Organization. The Seller has been duly formed under the laws of the State of Delaware and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.

(b) Power and Authority. Except for such consents, approvals, authorizations and orders as may be required under any state securities, blue sky or antifraud laws or FINRA in connection with the purchase of the Seller’s Shares by the Company, and except for the consent of the Lenders parties to that certain Margin Loan Agreement between, among others, Triton Water Equity Holdings, LP (as Borrower) and the Lenders party thereto, of November 17, 2024 (as such agreement may be amended, restated, supplemented or modified from time to time, the “Margin Loan Agreement”) to release their liens over the Seller’s Shares deliverable by Triton Water Equity Holdings, LP as the Seller hereunder (such consent to be received at or prior to Closing), all consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement and for the sale and delivery of the Seller’s Shares to the Company hereunder have been obtained, except for such consents, approvals, authorizations or orders as would not adversely affect in any material respect the Seller’s ability to perform its obligations hereunder; the Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Seller’s Shares; and this Agreement has been duly authorized, executed and delivered by the Seller.

(c) Title to Shares. The Seller is the sole beneficial owners of the Seller’s Shares, and has, or will have immediately prior to the Closing Date, good and valid title to the Seller’s Shares, free and clear of all liens, encumbrances, equities or adverse claims, except for the liens of the Lenders parties to the Margin Loan Agreement referred to in Section 3.1(b). At the Closing, the Seller’s entire right, title and interest in and to the Seller’s Shares shall be conveyed to the Company.

(d) No Conflict. The execution, delivery and performance by the Seller of this Agreement and its obligations hereunder and the consummation by the Seller of the Transaction will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Seller pursuant to, any indenture, mortgage, deed of trust, loan agreement or other material Contract to which the Seller is a party, (ii) result in any violation of the provisions of the certificate of formation and limited partnership agreement of the Seller or (iii) result in the violation of any law or statute or any order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Seller or the property of the Seller, except in the cases of clauses (i) and (iii), as would not, individually or in the aggregate, adversely affect in any material respect the Seller’s ability to perform its obligations hereunder.

(e) Sophistication of the Seller. The Seller has such knowledge, sophistication and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction. The Seller has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. The Seller has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction, and the Seller has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of the Company.

(f) No Broker’s Fees or Transactions. Neither the Seller nor any Affiliate thereof is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction. The Seller has not effected the sale and transfer of the Seller’s Shares by or through a broker-dealer in any public offering.

(g) No Other Representations or Warranties. The Seller (or any other Person on behalf of the Seller) makes no other representations and warranties other than those expressly set forth in this Section 3.1.

Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to the Seller:

(a) Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b) Power and Authority. Except for such consents, approvals, authorizations and orders as may be required under any state securities, blue sky or antifraud laws or Financial Industry Regulatory Authority (“FINRA”) in connection with the sale of the Seller’s Shares by the Seller, all consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement and for the purchase of the Seller’s Shares by the Company hereunder have been obtained, except for such consents, approvals, authorizations or orders as would not adversely affect in any material respect the Company’s ability to perform its obligations hereunder; the Company has full right, power and authority to enter into this Agreement and to purchase the Seller’s Shares to the Company hereunder; and this Agreement has been duly authorized, executed and delivered by the Company.

(c) No Conflict. The execution, delivery and performance by the Company of this Agreement and its obligations hereunder and the consummation by the Company of the Transaction will not (i) conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, loan agreement or other material Contract to which the Company is a party, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or (iii) result in the violation of any law or statute or any order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Company or the property of the Company, except in the cases of clauses (i) and (iii), as would not, individually or in the aggregate, adversely affect in any material respect the Company’s ability to perform its obligations hereunder.

(d) No Broker’s Fees. Neither the Company nor any Affiliate thereof is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Seller for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(e) No Other Representations or Warranties. The Company (or any other Person on behalf of the Company) makes no other representations and warranties other than those expressly set forth in this Section 3.2.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. The parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (including providing instructions to the Company’s transfer agent and registrar or the Depository Trust Company or other custodians of the Seller’s Shares) as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

Section 4.2 Intended Tax Treatment. Except as otherwise agreed by each of the Company and the Seller, each of the Company and the Seller agrees to treat the sale of the Seller’s Shares to the Company in the Transaction as a transaction described in Section 302(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that is a sale and exchange of the Seller’s Shares (and not as (i) a redemption described in Section 302(d) of the Code treated as a distribution of property to which Section 301 applies, or (ii) as a payment of money or other property described in either Section 356(a)(1)(B) or 351(b) of the Code) and to report consistently and file their tax returns consistent with such characterization.

ARTICLE V

CONDITIONS TO CLOSING; TERMINATION

Section 5.1 Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following conditions by both parties:

(a) No Injunction. No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Body and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Body seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

(b) Public Offering. The Public Offering pursuant to the Underwriting Agreement shall have been consummated.

Section 5.2 Conditions to the Seller’s Obligation to Consummate the Transaction. The obligation of the Seller to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Company contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.3 Conditions to the Company’s Obligation to Consummate the Transaction. The obligation of the Company to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller set forth in Section 3.1 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Seller contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Company shall be given to it at Primo Brands Corporation, 1150 Assembly Drive, Suite 800, Tampa, Florida 33607; Attention: General Counsel, with a copy to Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, D.C. 20004 (Tel: (202) 637-2201; Attention: R. Charles Cassidy III. Notices to One Rock Capital Management, LLC and its affiliates shall be given to it at 45 Rockefeller Plaza, 39th Floor, New York, New York 10111, Attention: General Counsel, with a copy to Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, D.C. 20004 (Tel: (202) 637-2201; Attention: Jason M. Licht.

Section 6.2 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the parties.

Section 6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise), by any of the parties without the prior written consent of the rest of the parties, and any purported assignment or delegation in contravention of this Section 6.3 shall be null and void and of no force and effect.

Section 6.4 Prior Negotiations; Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the parties (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.

(b) Each of the parties (i) consents to submit itself to the exclusive jurisdiction of the courts of the State of New York located in the city and county of New York in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or if the subject matter jurisdiction over such Proceeding is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the city and county of New York, (ii) agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in accordance with this Section 6.5.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c), (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.

Section 6.6 Specific Performance. The Seller, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. The Company agrees that it will not oppose the granting of such relief on the basis that the Seller has an adequate remedy at law and that assuming the injunctive relief is obtained the Company will pay any fees that the Seller may incur in enforcing this Agreement. The Company also agrees that it will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 6.8 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

Section 6.9 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLER:

TRITON WATER EQUITY HOLDINGS, LP

By:	Triton Water Equity Holdings GP, LLC, as general partner

By:	/s/ Tony W. Lee
Name: Tony W. Lee
Title: Secretary & Treasurer

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

COMPANY:

PRIMO BRANDS CORPORATION

By:	/s/ David W. Hass
Name: David W. Hass
Title: Chief Financial Officer

[Signature Page – Stock Purchase Agreement]